Exhibit 99.1

ALKALI CHEMICALS DIVISION (A DIVISION OF FMC CORPORATION)

Unaudited Condensed Combined Financial Statements as of March 31, 2015 and December 31, 2014, and for the Three Months Ended March 31, 2015 and 2014.

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Alkali Chemicals Division
(A Division of FMC Corporation)
Condensed Combined Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(In Millions)	2015	2014
Revenue	$195	$186
Costs and Expenses
Costs of sales	(158)	(152)
Gross Margin	37	34
Selling, general and administrative expenses	(9)	(9)
Research and development expenses	(1)	—
Restructuring expense	(1)	—
Total costs and expenses	(169)	(161)
Income from operations	26	25
Interest expense	(1)	(1)
Income before income taxes	25	24
Provision for income taxes	(4)	(4)
Net income	21	20
Less: Net income attributable to noncontrolling interests	—	(1)
Net income attributable to division	$21	$19

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

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Alkali Chemicals Division
(A Division of FMC Corporation)
Condensed Combined Balance Sheets

(Unaudited)

	March 31,	December 31,
(in Millions)	2015	2014
ASSETS
Current Assets
Trade receivables, net of allowance of less than $1 million in both March 31, 2015 and December 31, 2014	$76	$85
Receivables from related parties and affiliates, net	74	71
Inventories, net	30	26
Prepaid and other current assets	26	21
Deferred income taxes	—	1
Total current assets	206	204
Equity method investment	20	20
Property, plant and equipment, net	373	374
Other assets	3	3
Total assets	$602	$601

LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities
Accounts payable, trade and other	$45	$58
Accrued and other current liabilities	25	32
Accrued customer rebates	1	2
Income taxes payable	—	—
Total current liabilities	71	92
Long-term debt	90	90
Deferred income taxes	40	36
Other long-term liabilities	5	1
Commitments and contingent liabilities (Note 14)
Divisional Equity
Net investment of parent	396	382
Total liabilities and net divisional equity	$602	$601

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

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Alkali Chemicals Division
(A Division of FMC Corporation)
Condensed Combined Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(in Millions)	2015	2014
Cash provided by operating activities:
Net income	$21	$19
Adjustments from net income to cash provided (required) by operating activities:
Depreciation and amortization	9	9
Restructuring expense	1	—
Deferred income taxes	1	1
Net loss from disposals and impairment of property, plant and equipment	—	1
Changes in operating assets and liabilities:
Trade receivables, net	9	(10)
Receivables from related parties and affiliates, net	(3)	5
Inventories	(1)	(2)
Prepaid and other assets	(3)	1
Accounts payable	(12)	4
Accrued and other liabilities	(7)	(2)
Accrued customer rebates	(1)	(1)
Cash provided by operating activities	14	25
Cash required by investing activities:
Capital expenditures	(7)	(7)
Cash required by investing activities	(7)	(7)
Cash required by financing activities:
Net change in net investment of parent	(7)	(18)
Cash required by financing activities	(7)	(18)
Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	$—

Accrued additions to property, plant and equipment, net at March 31, 2015 and 2014 were $4 million and $3 million, respectively.

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

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Alkali Chemicals Division
(A Division of FMC Corporation)
Condensed Combined Statements of Changes in Divisional Equity

(Unaudited)

(in Millions)	Net Investment of Parent	Non-controlling Interest	Total
Balance, January 1, 2015	$382	$—	$382
Net income	21	—	21
Net change in net investment of parent	(7)	—	(7)
Balance, March 31, 2015	$396	$—	$396

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

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Alkali Chemicals Division
(A Division of FMC Corporation)
Notes to Unaudited Condensed Combined Financial Statements

Note 1: Description of the Business

The accompanying unaudited condensed combined financial statements include the historical accounts of Alkali Chemicals Division (“Alkali”, “We”, “Us”, or “Our”) of FMC Corporation (the “Parent” or “FMC”), a publicly traded company incorporated in Delaware (United States). On September 8, 2014, FMC publicly announced a plan to divest of Alkali (the “Transaction”).

In preparation for the Transaction, effective January 1, 2015, FMC reorganized the legal entities comprising Alkali under a holding company named Alkali Holdings Corporation (“AHC”) and transferred certain liabilities and the employees of Alkali to AHC. Subsequently, certain assets of Alkali were also transferred to AHC. AHC, a wholly-owned subsidiary of FMC, was incorporated under Delaware law on October 21, 2014. AHC did not own the legal entities comprising Alkali during the 2014 period presented in the accompanying combined financial statements.

The chart below shows the legal structure of Alkali subsequent to January 1, 2015:

On February 3, 2015, FMC entered into a definitive agreement to sell AHC to a wholly owned subsidiary of Tronox Limited for approximately $1.65 billion. The Transaction was completed on April 1, 2015. See Note 16 within these unaudited condensed combined financial statements for additional information related to the sale of AHC.

Nature of Operations

Our operations include the mining of trona for the production of natural soda ash and its derivatives: sodium bicarbonate, sodium sesquicarbonate and caustic soda (collectively referred to as “alkali-products”). We provide our alkali-products to a variety of industries such as glass manufacturing, water treatment, pulp and paper, textiles, food and pharmaceutical and cosmetics. We also sell our alkali-products to various domestic and international customers and to the American Natural Soda Ash Corporation (“ANSAC”) which is our primary export customer. ANSAC is a third-party nonprofit corporation whose purpose is to promote export sales of U.S. produced soda ash in conformity with the Webb-Pomerene Act. All mining and processing activities take place in our facility located in the Green River Basin of Wyoming, United States. See Note 5 within these unaudited condensed combined financial statements for additional information related to ANSAC.

Note 2: Basis of Presentation

The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The accompanying unaudited condensed combined financial statements include the net assets, liabilities, revenues and expenses of the entities that comprise Alkali, as carved out from the historical results of operations, cost basis of the assets and liabilities, costs incurred by and cash flows of FMC for these entities using both specific identification and the allocation methodologies described below.

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As the separate legal entities that comprise Alkali were not historically held by a single legal entity, net investment of parent is shown in lieu of shareholders’ equity in these unaudited condensed combined financial statements. With the exception of certain sales and receivables, intercompany balances and transactions between Alkali and FMC have been eliminated and included in net investment of parent. Intracompany balances and accounts within Alkali have been eliminated. Net investment of parent represents FMC’s interest in the recorded net assets of Alkali.

During the periods presented, Alkali functioned as part of the larger group of companies controlled by FMC, and accordingly, FMC performed certain corporate overhead functions for Alkali. Therefore, certain costs related to Alkali have been allocated from the Parent. These allocated costs are primarily related to certain governance and corporate functions such as legal, investor relations, communications and corporate facilities and administration. The costs associated with these services and support functions have been allocated to Alkali primarily based on a general shared services methodology, which was calculated based on a blend of personnel count, net property, plant and equipment, and cost of sales. The net costs allocated for these functions are included in selling, general and administrative expenses within the unaudited Condensed Combined Statements of Operations.

In addition to allocated costs, balances related to industrial revenue bonds have been assigned and certain assets have been allocated to Alkali from FMC based on methodologies suited to the nature of the specific assets and liabilities.

We believe the assumptions and allocations are reasonable. The expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by Alkali during the periods relative to the total costs incurred by FMC. Additionally, the assets and liabilities assigned from FMC have been deemed attributable to, and reflective of the historical operations of, Alkali; however, the amounts recorded may not be representative of the amounts that would have been incurred had Alkali been an entity that operated independently of FMC. Consequently, these unaudited condensed combined financial statements may not be indicative of Alkali’s future performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had Alkali operated as a separate entity apart from FMC during the periods presented. See Note 5 within these unaudited condensed combined financial statements for more information.

Note 3: Summary of Significant Accounting Policies

Estimates and assumptions. In preparing the combined financial statements in conformity with U.S. GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results are likely to differ from those estimates, but we do not believe such differences will materially affect our financial position, results of operations, or cash flows.

Cash and cash equivalents. We consider investments in all liquid debt instruments with original maturities of three months or less to be cash equivalents. Historically we have participated in and relied upon FMC’s cash management systems to manage working capital and investing activities such as capital expenditures.

Trade receivables, net of allowance. Trade receivables consist of amounts owed to us from customer sales and are recorded when revenue is recognized. The allowance for trade receivables represents our best estimate of the probable losses associated with potential customer defaults. In developing our allowance for trade receivables, we utilize a two stage process which includes calculating a general formula to develop an allowance to appropriately address the uncertainty surrounding collection risk of our entire portfolio and specific allowances for customers where the risk of collection has been reasonably identified either due to liquidity constraints or disputes over contractual terms and conditions.

Our method of calculating the general formula consists of estimating the recoverability of trade receivables based on historical experience, current collection trends, and external business factors such as economic factors, including regional bankruptcy rates, and political factors. Our analysis of trade receivable collection risk is performed quarterly, and the allowance is adjusted accordingly. The allowance for trade receivables was less than $1 million at both March 31, 2015 and December 31, 2014, respectively. There was no provision to the allowance for trade receivables charged against operations for the three months ended March 31, 2015. The provision to the allowance for trade receivables charged against operations was $1 million for the three months ended March 31, 2014.

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Inventories. Inventories are stated at the lower of cost or market value. Inventory costs include those costs directly attributable to products before sale, including all manufacturing overhead but excluding distribution costs. All inventories, excluding materials and supplies, are determined on a last-in, first-out (“LIFO”) basis and our remaining inventories are recorded on a first-in, first-out (“FIFO”) basis.

Prepaid and other current assets. Prepaid expenses and other current assets primarily consist of prepaid freight and transportation credits.

Equity method investment. Our investment of 33 1/3 percent in NatronX Technologies, LLC (“NatronX”) is accounted for using the equity method. Under the equity method, the original investment in NatronX was recorded at cost and is adjusted by our share of undistributed earnings and losses.

Property, plant and equipment. We record property, plant and equipment at cost. Depreciation is provided principally on the straight-line basis over the estimated useful lives of the assets (land improvements—20 years, mineral rights—40 years, buildings—20 to 40 years, mine and development costs— three to 15 years, and machinery and equipment—three to 15 years). Gains and losses are reflected in income upon sale or retirement of assets. Expenditures that extend the useful lives of property, plant and equipment or increase productivity are capitalized. Ordinary repairs and maintenance are expensed as incurred through operating expense.

Capitalized interest. Capitalized interest balances as of both March 31, 2015 and December 31, 2014 of $19 million have been assigned to us by the Parent. These balances have been included within our machinery and equipment fixed assets within our property, plant and equipment, net balance on our Unaudited Condensed Combined Balance Sheets. These assigned balances were associated with the construction of certain long-lived assets, which were funded by the Parent, and have been capitalized as part of the cost of those assets. During both the three months ended March 31, 2015 and 2014 we capitalized interest costs of less than $1 million, respectively, which were included in Property, plant and equipment, net in the Unaudited Condensed Combined Balance Sheets. Capitalized interest is amortized over the assets’ estimated useful lives.

Impairments of long-lived assets. We review the recovery of the net book value of long-lived assets whenever events and circumstances indicate that the net book value of an asset may not be recoverable from the estimated undiscounted future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the net book value, we recognize an impairment loss equal to an amount by which the net book value exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. There were no impairments during the three months ended March 31, 2015 and 2014.

Asset retirement obligations. We record asset retirement obligations (“AROs”) at fair value from the time the original assets were placed into service. The associated AROs are capitalized as part of the carrying amount of related long-lived assets. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. We also adjust the liability for changes resulting from the passage of time and/or revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, we either settle the obligation for its recorded amount or incur a gain or loss.

Financial instruments. Our financial instruments are trade receivables, affiliate receivables, net and trade payables. These financial instruments are recorded at cost, which approximates fair value due to the short-term nature of the instruments. Alkali does not have any off-balance sheet financing arrangements.

Restructuring expense. We continually perform strategic reviews and assess the return on our business. This sometimes results in a plan to restructure the operations of our business. We record an accrual for severance and other exit costs under the provisions of the relevant accounting guidance. During the three months ended March 31, 2015 and 2014, we recognized restructuring expense of $1 million and less than $1 million, respectively. These amounts were included in Restructuring expense in the Unaudited Condensed Combined Statement of Operations.

Revenue recognition. We recognize revenue when the earnings process is complete, which is generally upon transfer of title. This transfer typically occurs either upon shipment to the customer or upon receipt by the customer. In all cases, we apply the following criteria in recognizing revenue: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable and collection is reasonably assured. Rebates due to customers are accrued as a reduction of revenue in the same period that the related sales are recorded based on the contract terms.

We record amounts billed for shipping and handling fees as revenue. Costs incurred for shipping and handling are recorded as Costs of sales in the Unaudited Condensed Combined Statements of Operations.

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Research and development. Research and development costs are expensed as incurred.

Income and other taxes. For purposes of the unaudited condensed combined financial statements, the income tax expense and deferred tax balances have been estimated as if we filed income tax returns on a basis separate from FMC. Allocations of current income taxes are payable to FMC in the period the related income taxes were recorded. Uncertain tax positions are accounted for in accordance with U.S. GAAP accounting guidance for uncertainty in income taxes.

We recognize deferred tax assets and deferred liabilities for deductible temporary differences as well as deferred tax assets for operating loss carry forwards, and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Segment information. We operate as one reportable segment based on the commonalities among our products and services and the manner in which we review and evaluate operating performance. Segment disclosures and geographical information are included in Note 15 within these combined financial statements. Geographic segment revenue is based on the location of our customers.

Stock-based compensation. We do not currently sponsor any stock compensation plans. Instead, our eligible employees participated in the Parent’s sponsored stock-based compensation plans. Prior to the consummation of the Transaction, our employees continued to participate in the Parent’s stock-based compensation plans and we recognized stock-based compensation expense based on the awards granted to our employees. Stock-based compensation expense for the three months ended March 31, 2015 and 2014 has been recognized for all share options and other equity-based arrangements. Share-based compensation cost is measured at the date of grant, based on the fair value of the award, and is recognized over the employee’s requisite service period.

Pension and other postretirement benefits. FMC provides a range of benefits, including pensions, postretirement and postemployment benefits to eligible current and former employees, of which certain of our employees participate. Expenses associated with our employees’ participation in these plans for the three months ended March 31, 2015 and 2014 have been allocated to us and are included within the Unaudited Condensed Combined Statement of Operations.

Note 4: Recently Issued and Adopted Accounting Pronouncements and Regulatory Items

New accounting guidance and regulatory items

In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-02, Consolidation: Amendments to the Consolidation Analysis. This new standard changes the consolidation evaluation for entities that are required to evaluate whether they should consolidate certain legal entities. We are required to adopt this standard in the first quarter of 2016. Early adoption is permitted. The standard permits the use of a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption, or a reporting entity may also apply the amendments retrospectively. We are evaluating the effect that ASU 2015-02 will have on our consolidated financial statements. We have not yet completed the assessment to determine the effect of the standard on our ongoing financial reporting.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This new guidance will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. We are required to adopt this standard on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our combined financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

Note 5: Agreements and Transactions with Related Parties and Affiliates

Shared Services and Corporate Costs

During the periods presented, we benefited from certain governance and corporate functions provided by Parent as discussed in Note 2. The Unaudited Condensed Combined Statements of Operations include allocations for such services of $4 million for both the three months ended March 31, 2015 and 2014. These allocations are included within Selling, general and administrative expenses within the Unaudited Condensed Combined Statements of Operations.

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All of our accounts payable processing is handled by FMC and we are charged the costs of these services through our affiliate accounts. Trade payables represent accounts payable that have not been paid by FMC as of March 31, 2015 and December 31, 2014.

Cash Management, Financing and Financial Instruments

The structure of our Parent’s risk management strategy is managed on a FMC consolidated basis. Realized gains and losses associated with derivative contracts entered into on our behalf are allocated to us by our Parent. As of March 31, 2015, our Parent settled all natural gas contracts on our behalf. For the three months ended March 31, 2015 and 2014, our Parent allocated a loss and a gain of both less than $1 million, respectively, related to natural gas contracts. These amounts have been included within Cost of sales in the Unaudited Condensed Consolidated Statements of Operations. There were no foreign exchange contracts outstanding as of December 31, 2014 entered into by our Parent on our behalf. For the three months ended March 31, 2015 and 2014 our Parent did not allocate any gains or losses related to foreign exchange contracts on our behalf. For the three months ended March 31, 2014 our Parent allocated losses of less than $1 million related to foreign exchange contracts. This amount is included within Cost of sales in the Unaudited Condensed Consolidated Statements of Operations.

FMC uses a centralized approach to cash management and financing of operations. Our cash was available for use and was regularly “swept” by FMC at its discretion. FMC also funds our operating and investing activities as needed. Transfers of cash both to and from FMC are included within net investment of parent on the Unaudited Condensed Combined Balance Sheets. Included as part of the centralized cash management services are risk management strategies, which minimize the exposure to our cash flow over time, caused by changes in commodity and currency exchange rates.

With the exception of $90 million of Sweetwater County, Wyoming industrial revenue bonds issued specifically for the use of Alkali, FMC has issued debt for general corporate purposes and acquisitions. In no instance is this debt guaranteed by, or will be assumed by Alkali. Additionally, none of this debt has been secured by the assets of Alkali. With the exception of the aforementioned $90 million industrial revenue bonds, none of FMC’s debt is directly attributable to us, and, therefore, no such amount has been assigned to and recognized in these unaudited condensed combined financial statements.

Contractual Agreements of the Parent

We benefit from certain contractual agreements of FMC, or with other businesses of FMC, to utilize certain services and assets, such as railcars for the distribution of finished goods throughout the U.S. The contract prices associated with these services and assets may not be transferable to another party. The costs associated with these contractual agreements have been included within the unaudited condensed combined financial statements.

Agreements and Transactions with Affiliates

We have a soda ash supply agreement with FMC. Under this agreement, we have committed to supply soda ash to FMC and its approved affiliates. The agreement was renewed on June 30, 2005 for the first of two successive automatic ten-year renewal periods. FMC also has the ability to renew in ten-year increments thereafter. There were also other affiliate receivables from related parties and affiliates related to the transactions with FMC in the normal course of business exclusive of soda ash sales. Revenue from the sale of soda ash to FMC and its affiliates is provided in the table below. Sales to affiliates are at a market-based price, which is reset at least annually.

We hold a membership in ANSAC, which is responsible for promoting and increasing the use and sale of soda ash and other refined or processed sodium products produced. Certain sales and marketing costs incurred by ANSAC are charged directly to us. Selling, general and administrative expenses also include amounts charged to us by ANSAC principally consisting of salaries, benefits, office supplies, professional fees, travel, rent and certain other costs. These transactions do not necessarily represent arm's length transactions and may not represent all costs if we operated on a stand-alone basis.

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The total costs charged to us for the three months ended March 31, 2015 and 2014 are as follows:

	Three Months Ended March 31,
(in Millions)	2015	2014

FMC – shared services and corporate costs	$4	$4
ANSAC	1	1
Total related parties and affiliates selling, general and administrative expenses (1)	$5	$5

(1)	Amounts included in selling, general and administrative expenses within the Unaudited Condensed Combined Statements of Operations.

Net revenue from related parties and affiliates for the three months ended March 31, 2015 and 2014 are as follows:

	Three Months Ended March 31,
(in Millions)	2015	2014

FMC	$1	$1
ANSAC	73	61
Total related parties and affiliates net sales (1)	$74	$62

(1)	Amounts included in revenue within our Unaudited Condensed Combined Statements of Operations.

Receivables, net from related parties and affiliates included in the Unaudited Condensed Combined Balance Sheet as of March 31, 2015 and December 31, 2014 are as follows:

(in Millions)	March 31, 2015	December 31, 2014

FMC	$1	$2
NatronX Technologies LLC	—	1
ANSAC	73	68
Total related parties and affiliates net sales (1)	$74	$71

(1)	Includes less than $1 million of payables due to ANSAC as of both March 31, 2015 and December 31, 2014.

Note 6: Equity Method Investments

In 2011 we, in conjunction with Church & Dwight and TATA Chemicals (Soda Ash) Partners, formed NatronX. We hold a 33 1/3 percent ownership interest in NatronX. The joint venture engages in the manufacturing and marketing of sodium-based, dry absorbents for air pollution control in electric utility and industrial boiler operations.

We contributed $1 million included in Equity method investment in the Unaudited Condensed Combined Balance Sheets during both the three months ended March 31, 2015 and year ended December 31, 2014 to NatronX. During both the three months ended March 31, 2015 and 2014, we recognized less than $1 million in losses associated with NatronX included in the Unaudited Condensed Combined Statements of Operations. NatronX is still in its development stage and as a result since its formation has incurred losses associated with its start-up. Our investment balance as of both March 31, 2015 and December 2014 of $20 million, is included within equity method investments in the Unaudited Condensed Combined Balance Sheets.

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Note 7: Inventories

	March 31,	December 31,
(in Millions)	2015	2014

Finished goods	$18	$15
Materials and supplies	14	13
Stockpiled ore	8	10
FIFO inventory	40	38
Less: Excess of FIFO cost over LIFO cost (1)	(10)	(12)
Net inventories	$30	$26

(1)	Inventories determined on a LIFO basis of accounting are finished goods and stockpiled ore.

Note 8: Property, Plant and Equipment, Net

(in Millions)	March 31, 2015	December 31, 2014
Land and land improvements	$81	$80
Mineral rights	31	31
Buildings	91	89
Mine and development costs	29	29
Machinery and equipment	837	826
Total cost	$1,069	$1,055
Accumulated depreciation (1)	(753)	(744)
Construction in progress	57	63
Property, plant and equipment, net	$373	$374

(1)	Depreciation and amortization expense was $9 million and $36 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

Note 9: Asset Retirement Obligations

Our AROs primarily consist of our mine reclamation obligations. Our obligations under the mine reclamation, among other things, is to return the surface of the mine in the Green River Basin in Wyoming back to its original state before mining operations began. As a result, we are required by the Wyoming Department of Environmental Quality (“WyDEQ”) to provide financial security associated with the cost to satisfy our obligations pertaining to our mining operations in the Green River Basin.

We provide this financial security via a “self-bond” the value of which at December 31, 2014 was approximately $73 million. The self-bond value is based on the amount we would need to pay the State of Wyoming for reclamation costs if we ceased mining operations currently. The amount of this self-bond is subject to change upon periodic re-evaluation by the Land Quality Division. At March 31, 2015 the estimated values of approximately $78 million was under review with the WyDEQ. Under the “self-bonding” program, we or our Parent are entitled to guarantee our obligation as long as either party meets the WyDEQ’s requirements for the financial strength and ability to pay. During both the three months and the year ended March 31, 2015 and 2014 we paid less than $1 million included in Cost of sales in the Unaudited Condensed Combined Statements of Operations, respectively, to the Parent for this guarantee.

We have recognized the present value of our mine reclamation obligation, as well as other AROs associated with our operations in our Unaudited Condensed Combined Balance Sheets. The balance of these AROs was $1 million as of both March 31, 2015 and December 31, 2014. Accretion expense associated with our AROs was not considered material in the periods presented.

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Note 10: Income Taxes

Taxable income and/or loss generated by us have been included in the consolidated federal income tax returns of FMC with all income tax payments made by the Parent to the taxing authorities. FMC has allocated income taxes to us in the accompanying unaudited condensed combined financial statements as if we were held in a separate corporation which filed separate income tax returns. FMC believes the assumptions underlying the allocation of income taxes on a separate return basis are reasonable. However, the amounts allocated for income taxes in the accompanying unaudited condensed combined financial statements are not necessarily indicative of the actual amount of income taxes that would have been recorded had we been held within a separate stand-alone entity.

	Three Months Ended March 31,
(in Millions)	2015	2014
Income tax provision	$4	$4
Income from operations before income taxes	$25	$24
Effective tax rate	16%	17%

We evaluate our deferred income taxes each reporting period to determine if valuation allowances are required or should be adjusted. U.S. GAAP accounting guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on all available evidence, both positive and negative, using a “more likely than not” standard. In assessing the need for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and tax planning alternatives.

At December 31, 2014, we had tax credit carryforwards primarily related to U.S. federal alternative minimum tax credits with an indefinite expiration period. These credits were allocated to Alkali based on its contribution to the FMC consolidated alternative minimum tax credit under a separate return methodology.

Our financial results are included in our Parent’s consolidated income tax returns in the U.S. federal jurisdiction. As of December 31, 2014, the U.S. federal income tax returns are open for examination and adjustment for the years 2011-2014. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense in the Unaudited Condensed Combined Statements of Operations. The amount accrued for interest and penalties is not significant to the financial statements as of December 31, 2014.

Note 11: Debt

Industrial revenue bonds

Industrial revenue bonds bearing fixed rate interest of 5.6 percent annually were issued in December 2005 with a 30 year maturity date and the ability of the Parent to call the bonds at face value beginning December 2015. Interest of $1 million for both the three months ended March 31, 2015 and 2014 which are included in interest expense in the Unaudited Condensed Combined Statements of Operations have been paid by the Parent. The industrial revenue bonds are recorded at cost of $90 million as of both March 31, 2015 and December 31, 2014 and are included in Long-term debt in the Unaudited Condensed Combined Balance Sheets.

Note 12: Pension and Other Postretirement Benefits

Our employees, who became employees of AHC on January 1, 2015 participate until consummation of the Transaction described in Note 1 and Note 16, in certain funded defined benefit pension and other domestic postretirement plans sponsored by FMC (the “Plans”), which include participants from FMC’s other businesses. In connection with the Transaction, the Plans are accounted for by us in accordance with multi-employer benefit plan U.S. GAAP accounting guidance. As a result, we did not record an asset or liability in the Unaudited Condensed Combined Balance Sheets to recognize the funded status of the Plans. Instead, we recorded net expense of $2 million, which was included in Selling, general and administrative expenses in the Unaudited Condensed Combined Statements of Operations for both the three months ended March 31, 2015 and 2014. This net expense represents an approximation of our portion of the Parent’s annual contribution to the Plans.

In addition to the pension and other postretirement benefits our employees take part in the FMC Corporation Savings and Investment Plan (the “Plan”). The Plan is a defined contribution plan, which covers substantially all of FMC’s U.S. employees (which includes our employees). For eligible Alkali employees participating in the plan, except for those covered by certain collective bargaining agreements, FMC makes matching contributions of 80% of the portion of those contributions up to five percent of the employee’s compensation. Additionally, effective July 1, 2007, all newly hired and rehired salaried and nonunion employees receive an annual employer contribution of five percent of the employee’s eligible compensation, since these employees are no longer eligible to participate in FMC’s defined benefit plan. We recorded net expense of $1 million for both the three months ended March 31, 2015 and 2014, for our employees’ participation in the Plan, which were included in Cost of sales and Selling, general and administrative expenses in the Unaudited Condensed Combined Statement of Operations.

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Note 13: Share-based Compensation

Our eligible employees, who became employees of AHS on January 1, 2015 participate until consummation of the Transaction described in Note 1 and Note 16, in FMC’s Incentive Compensation and Stock Plan (the “ICS Plan”), which authorizes the grant of stock and stock-based awards. Awards available under the ICS Plan include options to purchase shares of common stock of FMC and restricted stock that vest over a period determined by FMC’s compensation committee.

Total stock-based compensation expense allocated to us was less than $1 million for both the three months ended March 31, 2015 and 2014 which was included in Selling, general and administrative in the Unaudited Condensed Combined Statements of Operations.

Note 14: Commitments and Contingencies

Contingencies

We have certain contingent liabilities arising in the ordinary course of business. Some of these contingencies are known but are so preliminary that the merits cannot be determined, or if more advanced, are not deemed material based on current knowledge; and some are unknown - for example, claims with respect to which we have no notice or claims which may arise in the future, resulting from products sold, guarantees or warranties made, or indemnities provided. Therefore, we are unable to develop a reasonable estimate of our potential exposure of loss for these contingencies, either individually or in the aggregate, at this time.

Based on information currently available and established reserves, we have no reason to believe that the ultimate resolution of known contingencies will have a material adverse effect on the combined financial position, liquidity or results of operations. However, there can be no assurance that the outcome of these contingencies will be favorable, and adverse results in certain of these contingencies could have a material adverse effect on the combined financial position, results of operations in any one reporting period, or liquidity.

Environmental

Portions of mining operations in the Green River Basin of Wyoming are powered by natural gas which is delivered to the site via pipelines. Condensate from a natural gas pipeline, that is no longer in service, was collected in a condensate tank and “blown- down” into an unlined condensate disposal pit, a practice that was widely accepted at the time. This condensate included contaminant traces of volatile organic compounds (“VOC”) that are characterized and monitored by the indicator parameter, benzene. As a result, site investigations have confirmed that these VOCs are present in the soils and groundwater which extends from the condensate disposal pit to a down-gradient area that is bounded by a groundwater cut-off wall and pump back system. Our Parent received notification from the WyDEQ requiring a Focused Feasibility Study (“FFS”) on the technologies that can be used to remedy the soils and groundwater in contaminated areas. The cost for the FFS had been accrued as of both March 31, 2015 and December 31, 2014 and approximated less than $1 million, which was included in Accrued and other current liabilities in the Unaudited Condensed Combined Balance Sheets.

Until we have completed the FFS and developed a remediation plan approved by the WyDEQ we are unable to develop a reasonable estimate of our potential exposure of loss for this contingency at this time. Based on information currently available, we have no reason to believe that the ultimate resolution of our potential obligations for the benzene plume will have a material adverse effect on our financial position, liquidity or results of operations. However, there can be no assurance that the outcome will be favorable. Adverse results in the outcome of the FFS could have a material adverse effect on our financial position, results of operations in any one reporting period, or liquidity.

Take-or-Pay Arrangements

Our minimum commitments under our take-or-pay purchase obligations, primarily associated with the sourcing of coal used in the extraction of mined trona, total approximately $44 million expiring through 2026. Since the majority of the minimum obligations under these contracts are over the life of the contract as opposed to a year-by-year basis, we are unable to determine the periods in which these obligations could be payable under these contracts. However, we intend to fulfill the obligations associated with these contracts through purchases associated with the normal course of business.

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Note 15: Segment Information

Our operations are similar in geography, nature of products we provide, and type of customers we serve. As we earn substantially all of our revenues through the sale of alkali-products derived from the mining of trona at a single location and the production of natural soda ash, we have concluded that we have one operating segment for reporting purposes. The revenues by geographic area for the three months ended March 31, 2015 and 2014 are as follows:

	Three Months Ended March 31,
(in Millions)	2015	2014

Domestic	$111	$116
International
ANSAC	73	61
Other	11	9
Total International	84	70
Total	$195	$186

Our largest customer by sales is ANSAC. There were no other customers who individually accounted for 10 percent or more of total revenues for the three months ended March 31, 2015 and 2014.

Note 16: Subsequent Events

Sale of Alkali

On the Transaction Date, we completed the previously announced Transaction to Tronox for approximately $1.65 billion in cash. Additionally, FMC entered into a customary transitional services agreement with Tronox to provide the orderly separation of the business and transition of various functions and processes. These services will be provided by FMC to Tronox for approximately 12 months after closing. These services would provide short-term assistances to Tronox, such as information technology services, while Tronox assumes operations of AHC.

Note 17: Supplemental Information

The following table presents details of prepaid and other current assets and accrued and other liabilities as presented on the Unaudited Condensed Combined Balance Sheets:

Prepaid and other current assets

	March 31,	December 31,
(in Millions)	2015	2014

Leased transportation asset credits	$13	$11
Prepaid freight and other prepaid and current assets	13	10
Total	$26	$21

Accrued and other current liabilities

	March 31,	December 31,
(in Millions)	2015	2014

Accrued payroll	$12	$16
Accrued property tax	10	6
Accrued ore severance tax	1	1
Accrued rail car repairs	—	6
Other accrued and other current liabilities	2	3
Total	$25	$32

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